As filed with the Securities and Exchange Commission on September 17, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ShiftPixy, Inc.

(Exact name of registrant as specified in its charter)

Wyoming	47-4211438
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

501 Brickell Key Drive, Suite 300

Miami, FL 33131

(888) 798-9100

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Scott W. Absher

Chief Executive Officer

501 Brickell Key Drive. Suite 300

Miami, FL 33131

(888) 798-9100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Ivan K. Blumenthal, Esq.

Daniel A. Bagliebter, Esq.

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

666 Third Avenue

New York, New York 10017

(212) 935-3000

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company.  See the definitions of “large accelerated filer,” “accelerated filer” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filter ☒	Smaller reporting company ☒

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, par value $0.0001 per share	15,047,022	$1.26	$18,959,248	$2,068.45
Common Stock, par value $0.0001 per share underlying warrants issued to the Placement Agent	376,178	$1.26	$473,984	$51.71

(1)	This Registration Statement registers (i) 2,850,000 shares of Common Stock of the Registrant, and (ii) 12,573,200 shares of Common Stock of the Registrant issuable upon the exercise of certain outstanding warrants, including pre-funded warrants, common stock warrants and warrants issued by the Registrant to A.G.P./Alliance Global Partners and its affiliates for compensation as placement agent in connection with the transactions described herein, issued by the Registrant. Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of the Registrant's Common Stock that become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant's outstanding shares of Common Stock.

(2)	Estimated in accordance with Rule 457(c) solely for purposes of calculating the registration fee on the basis of the average of the high and low prices of the Registrant's Common Stock as reported on The Nasdaq Capital Market on September 14, 2021.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed.  A registration statement relating to these securities has been filed with the Securities and Exchange Commission.  The selling shareholders may not sell these securities until the Securities and Exchange Commission declares the registration statement effective.  This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED SEPTEMBER 17, 2021

PROSPECTUS

15,423,200 Shares of Common Stock

The selling shareholders of ShiftPixy, Inc. (“ShiftPixy,” “we,” “us” or the “Company”) listed beginning on page 13 of this prospectus may offer and resell under this prospectus (i) up to 2,850,000 shares of our common stock, par value $0.0001 per share (the “Common Stock”), and (ii) up to 12,573,200 shares of our Common Stock issuable upon exercise of warrants, including pre-funded warrants and warrants issued by the Registrant to A.G.P./Alliance Global Partners and its affiliates for compensation as placement agent in connection with the transactions described herein (collectively, the “Warrants”) acquired by the selling shareholders under the Securities Purchase Agreement (the “Purchase Agreement”), dated August 31, 2021, by and among the Company and the investor listed therein (the “Investor”) and the Placement Agent Agreement, dated August 31, 2021, by and between the Company and A.G.P./Alliance Global Partners (the “Placement Agent Agreement”).

We are registering the resale of the shares of Common Stock covered by this prospectus as required by the Purchase Agreement and Placement Agent Agreement.  The selling shareholders will receive all of the proceeds from any sales of the shares offered hereby.  We will not receive any of the proceeds, but we will incur expenses in connection with the offering.  To the extent the Warrants are exercised for cash, if at all, we will receive the exercise price of the Warrants.

The selling shareholders may sell these shares through public or private transactions at market prices prevailing at the time of sale or at negotiated prices.  The timing and amount of any sale are within the sole discretion of the selling shareholders.  Our registration of the shares of Common Stock covered by this prospectus does not mean that the selling shareholders will offer or sell any of the shares.  For further information regarding the possible methods by which the shares may be distributed, see “Plan of Distribution” beginning on page 17 of this prospectus.

Our Common Stock is listed on The Nasdaq Capital Market under the symbol “PIXY.” The last reported sale price of our Common Stock on September 16, 2021 was $1.26 per share.

Investing in our Common Stock is highly speculative and involves a significant degree of risk.  Please consider carefully the specific factors set forth under “Risk Factors” beginning on page 8 of this prospectus and in our filings with the Securities and Exchange Commission.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of the disclosures in this prospectus.  Any representation to the contrary is a criminal offense.

The date of this prospectus is            , 2021

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission (the “SEC”) pursuant to which the selling shareholders named herein may, from time to time, offer and sell or otherwise dispose of the shares of our Common Stock covered by this prospectus.  You should not assume that the information contained in this prospectus is accurate on any date subsequent to the date set forth on the front cover of this prospectus or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus is delivered or shares of Common Stock are sold or otherwise disposed of on a later date.  It is important for you to read and consider all information contained in this prospectus, including the documents incorporated by reference therein, in making your investment decision.  You should also read and consider the information in the documents to which we have referred you under “Where You Can Find Additional Information” and “Information Incorporated by Reference” in this prospectus.

We have not authorized anyone to give any information or to make any representation to you other than those contained or incorporated by reference in this prospectus.  You must not rely upon any information or representation not contained or incorporated by reference in this prospectus.  This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any of our shares of Common Stock other than the shares of our Common Stock covered hereby, nor does this prospectus constitute an offer to sell or the solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.  Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about, and to observe, any restrictions as to the offering and the distribution of this prospectus applicable to those jurisdictions.

Unless we have indicated otherwise, or the context otherwise requires, references in this prospectus to “ShiftPixy,” the “Company,” “we,” “us” and “our” refer to ShiftPixy, Inc.

PROSPECTUS SUMMARY

This summary description about us and our business highlights selected information contained elsewhere in this prospectus or incorporated by reference into this prospectus.  It does not contain all the information you should consider before investing in our securities.  Important information is incorporated by reference into this prospectus.  To understand this offering fully, you should read carefully the entire prospectus, including “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements,” together with the additional information described under “Information Incorporated by Reference.”

Overview

We are a human capital outsourcing solutions provider that offers solutions for large contingent part-time workforce demands, primarily in the restaurant and hospitality service trades. Our historic focus has been on the quick service restaurant industry in Southern California, but we have begun to expand into other geographic areas and industries employing temporary or part-time labor sources as well as additional services ancillary to those labor sources.

We offer a variety of human capital services to our clients, including staffing, employment administrative services (“EAS”), payroll processing, human resources consulting, and workers’ compensation coverage and administration related services, as permitted by applicable law. We offer these services through various wholly-owned subsidiaries, including the following: (i) ShiftPixy Staffing, Inc., which provides traditional staffing services; (ii) ReThink Administrative Services, Inc., which operates as an administrative services organization, or “ASO”, often in conjunction with ShiftPixy Staffing; and (iii) Rethink Human Capital Management, Inc., which offers a combination of services provided by ShiftPixy Staffing and ReThink Administrative Services, including EAS. We have built a human resources information systems (“HRIS”) platform to assist in customer acquisition that simplifies the onboarding of new clients into our closed proprietary operating and processing information system (the “ShiftPixy Ecosystem”). This platform is expected to facilitate additional value-added services in future reporting periods.

Our revenues through the third quarter of our fiscal year ended August 31, 2021 (“Fiscal 2021”) primarily consisted of administrative fees calculated as a percentage of gross payroll processed, payroll taxes due on WSEs billed to the client and remitted to the taxation authority, and workers’ compensation premiums billed to the client for which we facilitate coverage. Our costs of revenues primarily consisted of the accrued and paid payroll taxes and our costs to provide the workers’ compensation coverage and administration related services, including premiums and loss reserves. A significant portion of our assets and liabilities is for our workers’ compensation reserves, carried as cash balances, and our estimates of projected workers’ compensation claims, carried as liabilities. We provided a self-funded workers’ compensation policy up to $500,000 and purchased reinsurance for claims in excess of that limit up to February 28, 2021, after which we changed to a direct cost premium only workers’ compensation program

We believe that our customer value proposition is to provide a combination of overall net cost savings to our clients, for which they are willing to pay increased administrative fees, as follows:

•	Payroll tax compliance and management services;
•	Governmental HR compliance services, such as compliance with the Affordable Care Act (“ACA”);
•	Reduced client workers’ compensation premiums or enhanced coverage; and
•	Access to an employee pool of potential applicants to reduce turnover costs.

We have invested heavily in a robust, cloud-based HRIS platform in order to:

•	reduce worksite employee (“WSE”) management costs;
•	automate new WSE and client onboarding;
•	address underserved markets containing predominantly lower wage employees with high turnover, as well as markets populated by WSEs seeking shift work or “gig” opportunities; and
•	provide value-added services for our business clients resulting in additional revenue streams to the Company.

Our cloud-based HRIS platform captures, holds, and processes HR and payroll information for clients and WSEs through an easy-to-use customized front-end interface coupled with a secure, remotely hosted database. The HRIS platform can be accessed by an easy to use smartphone application designed with legally binding HR workflows in mind. Once fully implemented, we expect to reduce the time, expense, and error rate for on-boarding WSEs into our ecosystem. This allows our HRIS platform to serve as a “gig” marketplace for WSEs and clients and for client businesses to better manage their human capital needs.

We see our technology platform as a key competitive advantage and differentiator to our market competitors and one that will allow us to expand our human capital business beyond our current focus of low-wage employees and healthcare workers. We believe that providing this baseline business, coupled with a technology solution to address additional concerns such as employee scheduling and turnover, will provide a unique, cost effective solution to the HR compliance, staffing, and scheduling problems that these businesses face. We are completing additional features, expected to generate additional revenue streams in calendar 2021, which will enhance and expand our product offering, increase our client customer and WSE counts, and increase the revenues and profit per existing WSE.

The Private Placement

On August 31, 2021, we entered into a Securities Purchase Agreement with Armistice Capital Master Fund Ltd., pursuant to which we issued and sold, in a private placement (the “Offering”), an aggregate of (i) 2,850,000 shares (the “Shares”) of Common Stock, together with warrants (the “Common Warrants”) to purchase up to 2,850,000 shares of Common Stock, and (ii) 4,673,511 pre-funded warrants (the “Pre-funded Warrants”) with each Pre-funded Warrant exercisable for one share of Common Stock, together with Common Warrants to purchase up to 4,673,511 shares of Common Stock (collectively, the “Offering”). Each share of Common Stock and accompanying Common Warrant was sold together at a combined offering price of $1.595, and each Pre-funded Warrant and accompanying Common Warrant was sold together at a combined offering price of $1.5949. The Pre-funded Warrants are immediately exercisable, at a nominal exercise price of $0.0001, and may be exercised at any time until all of the Pre-funded Warrants are exercised in full. The Common Warrants have an exercise price of $1.595 per share, are immediately exercisable and expire five years from the effective date of this registration statement.

In connection with the Offering, we entered into a Placement Agent Agreement with A.G.P./Alliance Global Partners (the “Placement Agent”), pursuant to which the Placement Agent acted as the exclusive placement agent in connection with the Offering. Pursuant to the Placement Agent Agreement, we agreed to pay the Placement Agent a fee equal to 7.0% of the aggregate gross proceeds from the Offering. In addition to the cash fee, we agreed to issue to the Placement Agent warrants to purchase an aggregate of up to five percent (5%) of the aggregate number of Shares and shares of Common Stock issuable upon exercise of the Pre-funded Warrants sold in the Offering (the “Placement Agent Warrants” and, together with the Common Warrants and the Pre-funded Warrants, the “Warrants”). The Placement Agent Warrants are exercisable for a period commencing six months from issuance and expiring four years from the effective date of this registration statement, and have an initial exercise price of $1.7545 per share.

In connection with the Offering, we are obligated, among other things, to (i) file a registration statement with the U.S. Securities and Exchange Commission (the “SEC”) within 15 days following the closing of the Offering for purposes of registering the Shares and the shares of Common Stock issuable upon exercise of the Warrants, including the Pre-funded Warrants and the Placement Agent Warrants, for resale by the selling shareholders, (ii) use our commercially reasonable best efforts to have the registration statement declared effective within sixty (60) days after closing of the Offering (or ninety (90) days after the closing of the Offering if the registration statement is reviewed by the SEC), and (iii) maintain the registration until the selling shareholder no longer hold any Shares or Warrants, including Pre-funded Warrants and Placement Agent Warrants.

The foregoing descriptions of the Purchase Agreement, the Placement Agent Agreement, the form of Warrant and the form of Pre-funded Warrant are not complete and are subject to and qualified in their entirety by reference to the Purchase Agreement, the form of Warrant and the form of Pre-funded Warrant, respectively, copies of which are attached as Exhibits 10.1, 10.2, 4.1 and 4.2, respectively, to the Current Report on Form 8-K dated August 31, 2021, and are incorporated herein by reference

Recent Developments

Vensure Litigation

On September 7, 2021, Shiftable HR Acquisition, LLC, a wholly-owned subsidiary of Vensure Employer Services, Inc. (collectively, “Vensure”), filed a complaint (the “Complaint”) in the Court of Chancery of the State of Delaware asserting claims against us for breach of contract and declaratory judgment arising from the January 2020 Asset Purchase Agreement (the “APA”) between Vensure and us, pursuant to which Vensure purchased certain assets from us for total consideration of $19 million in cash, with $9.5 million to be paid at closing, and the remainder to be paid in 48 equal monthly installments (the “Installment Sum”). The Complaint does not specify the amount of damages sought and, in any event, we believe that, even if Vensure were to prevail, the amount recoverable would be less than the Installment Sum due to us under the APA but unpaid to date after offsetting any such recovery. Nevertheless, we deny Vensure’s claims and intend to defend the lawsuit vigorously while pursuing recovery of the unpaid Installment Sum from Vensure.

May 2021 Private Placement

On May 13, 2021, we entered into a Securities Purchase Agreement with Armistice Capital Master Fund Ltd., pursuant to which we issued and sold, in a private placement (the “May Offering”), an aggregate of (i) 2,320,000 shares (the “May Shares”) of Common Stock, together with warrants (the “May Common Warrants”) to purchase up to 2,320,000 shares of Common Stock, and (ii) 2,628,453 pre-funded warrants (the “May Pre-funded Warrants”) with each May Pre-funded Warrant exercisable for one share of Common Stock, together with May Common Warrants to purchase up to 2,628,453 shares of Common Stock. Each share of Common Stock and accompanying May Common Warrant was sold together at a combined offering price of $2.425, and each May Pre-funded Warrant and accompanying May Common Warrant was sold together at a combined offering price of $2.4249. The May Pre-funded Warrants were immediately exercisable, at a nominal exercise price of $0.0001, and may be exercised at any time until all of the May Pre-funded Warrants are exercised in full. The May Common Warrants have an exercise price of $2.425 per share, were immediately exercisable and expire on June 15, 2026.

In connection with the May Offering, we entered into a Placement Agent Agreement (the “May Placement Agent Agreement”) with the Placement Agent, pursuant to which the Placement Agent acted as the exclusive placement agent in connection with the May Offering. Pursuant to the May Placement Agent Agreement, we agreed to pay the Placement Agent a fee equal to 7.0% of the aggregate gross proceeds from the May Offering. In addition to the cash fee, we issued to the Placement Agent warrants to purchase an aggregate of up to five percent (5%) of the aggregate number of the May Shares and shares of Common Stock issuable upon exercise of the May Pre-funded Warrants sold in the May Offering (the “May Placement Agent Warrants”). The May Placement Agent Warrants are exercisable for a period commencing on November 17, 2021 and expiring June 15, 2025, and have an initial exercise price of $2.6675 per share.

Sponsorship of Special Purpose Acquisition Companies

On April 29, 2021, we announced our sponsorship, through our wholly-owned subsidiary, ShiftPixy Investments, Inc., of four special purpose acquisition company, (or “SPAC”), initial public offerings. Three of the SPACs are each seeking to raise $150 million in capital investment to acquire companies in the light industrial, healthcare, and technology segments of the staffing industry, while the fourth SPAC is seeking to raise $150 million in capital investment to acquire one or more insurance entities. We anticipate that, through our wholly-owned subsidiary, we will own approximately 20% of the issued and outstanding stock in each entity upon their IPOs being declared effective and consummated, (which is likely to decrease over time), and that each will operate as a separately managed, publicly traded entity following the completion of their respective initial business combinations, or “De-SPAC”. We anticipate entering into service agreements with each of the staffing entities that will allow them to participate in our HRIS platform. We also expect to facilitate the procurement of workers’ compensation, personal liability, and other similar insurance products for these staffing entities through our anticipated relationship with the insurance SPAC after it completes the De-SPAC process.

Launch of ShiftPixy Labs

We also announced, in late 2020, our “ShiftPixy Labs” initiative, which includes the creation of incubator “ghost kitchens” to be operated under our wholly-owned subsidiary, ShiftPixy Ghost Kitchens, Inc. Through this initiative, we intend to provide resources and guidance to entrepreneurs seeking to bring their food delivery concepts to market, in return for the opportunity to combine with the ShiftPixy HRIS platform to create a co-branded, or “ghost” branded, food preparation and delivery solution. The initial phase of this initiative will be implemented in a dedicated showcase kitchen facility located in close proximity to our Miami headquarters, which is currently under renovation. We intend to partner with various culinary training organizations and experts in testing these concepts, and to showcase these efforts through the distribution of video programming on social media produced and distributed by our wholly owned subsidiary, ShiftPixy Productions, Inc. If successful, we intend to replicate this initiative in similarly constructed facilities throughout the United States and in selected international locations. We also intend to provide similar services via mobile kitchen concepts, all of which will be heavily reliant on our HRIS platform and which we believe will capitalize on trends observed during the COVID-19 pandemic toward providing customers with a higher quality prepared food delivery product that is more responsive to their needs.

Impact of COVID-19

The COVID-19 pandemic has had a significant impact upon and delayed our expected growth, which we observed initially through a decrease in our billed customers and WSEs beginning in mid-March 2020, when the State of California first implemented “lockdown” measures. Substantially all of our February 29, 2020 billed WSEs worked for clients located in Southern California, primarily in the quick service restaurant industry, and many of these clients were required to furlough or lay off employees or, in some cases, completely shutter their operations. For our clients serviced immediately prior to the March 2020 pandemic lockdown, we experienced an approximate 30% reduction in business levels within 6 weeks after the initial lockdown. The combination of our sales efforts and the tools that our services provide to businesses impacted by the COVID-19 pandemic resulted in additional business opportunities for new client location additions, as did the fact that many of our clients received Paycheck Protection Program (“PPP”) loans under the Coronavirus Aid, Relief, and Economic Security Act, which supported their businesses and payroll payments during in-store lockdowns. Nevertheless, during the quarter ended May 31, 2020, our WSE billings per client location decreased as many of our clients were forced to cease operations or reduce staffing. On July 13, 2020, the Governor of the State of California re-implemented certain COVID-19 related lockdown restrictions in most of the counties in the state, including those located in Southern California where most of our clients are located. The fluid nature of the pandemic following those renewed lockdowns resulted in the issuance of additional orders by state and county health authorities, yielding uneven patterns of business openings and closings throughout the state and leading ultimately to significant lockdowns beginning in late November 2020 and through the year-end holiday season as a spike in COVID-19 cases was observed.

The negative impact of these lockdowns on our business and operations continued through our third quarter of Fiscal 2021, with improvement beginning after the removal of some restrictions in California in March 2021 followed by nearly full lifting of restrictions in June 2021. While the availability of PPP loans to our clients mitigated the negative impact on our business during the early stages of the pandemic, we believe that the failure of the government to renew this program exacerbated the negative impact of the holiday lockdowns on our financial results for the three and nine months ending May 31, 2021. Nevertheless, we have observed some degree of recovery during the third fiscal quarter, as these lockdowns have relaxed and vaccination efforts have accelerated. We believe that, to the extent that COVID-19 infection rates continue to decrease and vaccination rates increase, governmental authorities will continue to remove in-person dining restrictions, which will fuel our clients’ business recoveries.

We have also experienced increases in our workers’ compensation reserve requirements, and we expect additional workers’ compensation claims to be made by furloughed employees. We also expect additional workers’ compensation claims to be made by employees required to work by their employers during the COVID-19 pandemic. On May 4, 2020, the State of California indicated that workers who became ill with COVID-19 would have a potential claim against workers’ compensation insurance for their illnesses. These additional claims, to the extent they materialize, could have a material impact on our workers’ compensation liability estimates.

Going Concern

At the close of the third quarter of Fiscal 2021, we had cash of $9 million and a working capital deficit of $14 million. We have incurred recurring losses, which has resulted in an accumulated deficit of $140.6 million as of May 31, 2021. As a result of the recurring losses and cash used in operations, we included a statement in our quarterly report on Form 10-Q for the period ended May 31, 2021, that these financial results raise substantial doubt as to our ability to continue as a going concern within one year from the issuance date of these financial statements, and we expect to include a similar statement in our annual report on Form 10-K for the year ended August 31, 2021.

Historically, our principal source of financing has come through the sale of our Common Stock and issuance of convertible notes. In May 2020, we successfully completed an underwritten public offering, raising a total of $12 million ($10.3 million net of costs), and closed an additional $1.35 million ($1.24 million net of costs) between June 1, 2020 and July 7, 2020 pursuant to the underwriter’s overallotment. In October 2020, we closed an additional $12 million equity offering ($10.7 million net of costs). In May 2021, we raised approximately $12 million in connection with the sale of Common Stock and warrants. More recently, in August 2021, we raised approximately $12 million in connection with the sale of Common Stock and warrants that are covered by this prospectus. Our plans and expectations for the next 12 months include raising additional capital to help fund expansion of our operations, including the continued development and support of our IT and HRIS platform, as well as our activities in connection with our sponsorship of the SPACs described above. We expect to continue to invest in our HRIS platform, ShiftPixy Labs, our sponsorship of the SPACs and other growth initiatives, all of which have required and will continue to require significant cash expenditures.

We have been and expect to continue to be impacted by the COVID-19 pandemic, from which we have experienced both positive and negative impacts. Our current business focus is providing human capital and payroll services for the restaurant and hospitality industries, which have seen a reduction in payroll and consequently a reduction in payroll processing fees on a per WSE and per location basis. However, we believe that we provide the means for current and potential clients to adapt to many of the obstacles posed by COVID-19 by offering additional services such as delivery, which have facilitated an increase in our client and client location counts, resulting in recovery of billings lost during the first months of the pandemic. Beginning in June 2020, our billings per WSE and per location improved as lockdowns in its primary Southern California market were lifted. Although the State of California re-implemented lockdowns in November 2020, we believe that many of our clients have modified their businesses after the initial lockdowns to adapt somewhat to these adverse circumstances. Further, the recent acceleration in the roll-out of COVID-19 vaccines throughout California and the entire country has resulted in an easing of business operating restrictions. Nevertheless, if lockdowns resume, our client’s delay hiring or rehiring employees, or if our clients shut down operations, our ability to generate operational cash flows may be significantly impaired.

Risks Associated with Our Business

Our business and our ability to implement our business strategy are subject to numerous risks, as more fully described in the section entitled “Risk Factors” in this prospectus and in our Annual Report on Form 10-K for the fiscal year ended August 31, 2020 (the “Annual Report”), incorporated herein by reference. You should read these risks before you invest in our securities. We may be unable, for many reasons, including those that are beyond our control, to implement our business strategy.

Corporate Information

We were incorporated under the laws of the State of Wyoming on June 3, 2015. Our principal executive office is located at 501 Brickell Key Drive, Suite 300, Miami, FL 33131, and our telephone number is (888) 798-9100. Our website address is www.shiftpixy.com. Our website does not form a part of this prospectus and listing of our website address is for informational purposes only.

THE OFFERING

Shares of Common Stock	Up to 15,423,200 shares of Common Stock.
that May be Offered by the
Selling Shareholders

Use of Proceeds	We will not receive any proceeds from the sale of the Common Stock by the selling shareholders. However, if all of the Warrants were exercised for cash, we would receive gross proceeds of approximately $12.66 million. We currently intend to use such proceeds for working capital and general corporate purposes, including for purposes associated with our sponsorship of the SPACs described above.

Offering Price	The selling shareholders may sell all or a portion of their shares through public or private transactions at prevailing market prices or at privately negotiated prices.

Nasdaq Capital Market Symbol	“PIXY”

Risk Factors	Investing in our Common Stock involves a high degree of risk. See “Risk Factors” included in this prospectus and beginning on page 19 of our Annual Report on Form 10-K for the fiscal year ended August 31, 2020, incorporated by reference herein, and any other risk factors described in the documents incorporated by reference herein, for a discussion of certain factors to consider carefully before deciding to invest in our Common Stock.

Throughout this prospectus, when we refer to the shares of our Common Stock being registered on behalf of the selling shareholders for offer and sale, we are referring to the shares of Common Stock sold to the selling shareholders, as well as the shares of Common Stock issuable upon exercise of the Warrants, each as described under “The Offering” and “Selling Shareholders.” When we refer to the selling shareholders in this prospectus, we are referring to the selling shareholders identified in this prospectus and, as applicable, their donees, pledgees, transferees or other successors-in-interest selling shares of Common Stock or interests in shares of Common Stock received after the date of this prospectus from a selling shareholder as a gift, pledge, partnership distribution or other transfer.

RISK FACTORS

Investing in our securities involves a high degree of risk.  You should carefully consider and evaluate all of the information contained in this prospectus and in the documents we incorporate by reference into this prospectus before you decide to purchase our securities.  In particular, you should carefully consider and evaluate the risks and uncertainties described below and under the heading “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended August 31, 2020 (the “Annual Report”).  Any of the risks and uncertainties set forth below and in our Annual Report, as updated by annual, quarterly and other reports and documents that we file with the SEC and incorporate by reference into this prospectus, or any prospectus, could materially and adversely affect our business, results of operations and financial condition, which in turn could materially and adversely affect the value of any securities offered by this prospectus.  As a result, you could lose all or part of your investment.

Risks Relating to Our Business

There is no guarantee that our current cash position, expected revenue growth and anticipated financing transactions will be sufficient to fund our operations for the next twelve months.

At the close of the third quarter of Fiscal 2021, we had cash of $9 million and a working capital deficit of $14 million. We have incurred recurring losses, which has resulted in an accumulated deficit of $140.6 million as of May 31, 2021. As a result of the recurring losses and cash used in operations, we included a statement in our quarterly report on Form 10-Q for the period ended May 31, 2021, that these financial results raise substantial doubt as to our ability to continue as a going concern within one year from the issuance date of these financial statements, and we expect to include a similar statement in our annual report on Form 10-K for the year ended August 31, 2021.

Historically, our principal source of financing has come through the sale of our Common Stock and issuance of convertible notes. In May 2020, we successfully completed an underwritten public offering, raising a total of $12 million ($10.3 million net of costs), and closed an additional $1.35 million ($1.24 million net of costs) between June 1, 2020 and July 7, 2020 pursuant to the underwriter’s overallotment. In October 2020, we closed an additional $12 million equity offering ($10.7 million net of costs). In May 2021, we raised approximately $12 million in connection with the sale of Common Stock and warrants. More recently, in August 2021, we raised approximately $12 million in connection with the sale of Common Stock and warrants that are covered by this prospectus. Our plans and expectations for the next 12 months include raising additional capital to help fund expansion of our operations, including the continued development and support of our IT and HRIS platform, as well as our activities in connection with our sponsorship of the SPACs described above. We expect to continue to invest in our HRIS platform, ShiftPixy Labs, our sponsorship of the SPACs and other growth initiatives, all of which have required and will continue to require significant cash expenditures.

We believe that our current cash position, along with our cost controls, projected revenue growth and anticipated financing from potential institutional investors, will be sufficient to alleviate substantial doubt and fund our operations for at least a year from the date of this prospectus. If these sources do not provide the capital necessary during the next twelve months, we may need to curtail certain aspects of our operations or expansion activities, consider the sale of additional assets, or consider other means of financing. We can give no assurance that we will be successful in implementing our business plan and obtaining financing on terms that are advantageous to us, or that any such additional financing will be available.

We will lose our entire investment in each SPAC if each SPAC does not complete its initial business combination and our officers may have a conflict of interest in determining whether a particular business combination target is appropriate for each SPAC.

Our wholly-owned subsidiary, ShiftPixy Investments, Inc., purchased founder shares in each SPAC for an aggregate purchase price of $25,000 per SPAC. The number of founder shares issued to us by each SPAC was determined based on the expectation that such founder shares would represent 20% of the outstanding shares of each SPAC after the initial public offering of each SPAC (excluding the private placement warrants described below and their underlying securities). The founder shares will be worthless for each SPAC that does not complete an initial business combination. ShiftPixy Investments, Inc. has also agreed to purchase private placement warrants at a price of $1.00 per warrant in the SPACs for an aggregate of $20,284,000 (or up to $22,159,000 if the over-allotment option of each SPAC is exercised in full).  Each whole private placement warrant is exercisable to purchase one whole share of common stock in each SPAC at $11.50 per share. The private placement warrants of each SPAC will also be worthless if each SPAC does not complete an initial business combination. In addition, ShiftPixy Investments, Inc. may provide loans to each SPAC.  The interests of our officers who also serve as officers of each SPAC, and Mr. Absher, who also serves as a director of each SPAC, may influence their motivation in identifying and selecting a target business combination, completing an initial business combination and influencing the operation of the business following the initial business combination of each SPAC.

Our officers, including our Chairman and Chief Executive Officer, Mr. Absher, will allocate their time to each SPAC, thereby causing potential conflicts of interest in their determination as to how much time to devote to our affairs. This potential conflict of interest could have a negative impact on our operations.

Our officers may not commit their full time to our affairs, which may result in a conflict of interest in allocating their time between our operations and the SPACs.  All of our officers are engaged in the SPACs and our officers are not obligated to contribute any specific number of hours per week to our affairs. All of our officers serve as officers of each SPAC and Mr. Absher serves as a director of each SPAC. While we do not believe that the time devoted to the SPACs will undermine their ability to fulfill their duties with respect to our Company, if the business affairs of each SPAC require them to devote substantial amounts of time to such affairs, it could limit their ability to devote time to our affairs which may have a negative impact on our operations.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference into this prospectus include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, that relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Words such as, but not limited to, “anticipate,” “aim,” “believe,” “contemplate,” “continue,” “could,” “design,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “predict,” “poise,” “project,” “potential,” “suggest,” “should,” “strategy,” “target,” “will,” “would,” and similar expressions or phrases, or the negative of those expressions or phrases, are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Although we believe that we have a reasonable basis for each forward-looking statement contained in this prospectus and incorporated by reference into this prospectus, we caution you that these statements are based on our projections of the future that are subject to known and unknown risks and uncertainties and other factors that may cause our actual results, level of activity, performance or achievements expressed or implied by these forward-looking statements, to differ. The section in this prospectus entitled “Risk Factors” and the sections in our periodic reports, including our Annual Report entitled “Risk Factors” and “Description of Business,” and our most recent quarterly report on Form 10-Q entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” as well as other sections in this prospectus and the documents or reports incorporated by reference into this prospectus, discuss some of the factors that could contribute to these differences. These forward-looking statements include, among other things, statements about:

•	our future financial performance, including our revenue, costs of revenue and operating expenses;

•	our ability to achieve and grow profitability;

•	our ability to continue as a going concern, and the sufficiency of our cash, cash equivalents and investments to meet our liquidity needs;

•	our ability to form ongoing, profitable relationships with each of the SPACs described above;

•	our predictions about industry and market trends;

•	our ability to successfully expand internationally;

•	our ability to effectively manage our growth and future expenses;

•	our estimated total addressable market;

•	our ability to maintain, protect and enhance our intellectual property;

•	our ability to comply with modified or new laws and regulations applying to our business;

•	the attraction and retention of qualified employees and key personnel;

•	the effect COVID-19 or other public health issues could have on our business and financial condition and the economy in general;

•	our ability to successfully defend litigation brought against us; and

•	our use of the net proceeds from this offering, if any.

We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Forward-looking statements should be regarded solely as our current plans, estimates and beliefs. We have included important factors in the cautionary statements included in this document and incorporated by reference, particularly in the section entitled “Risk Factors” beginning on page 19 of our Annual Report that we believe could cause actual results or events to differ materially from the forward-looking statements that we make. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. All forward-looking statements are qualified in their entirety by this cautionary statement. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make. You should read this prospectus and the documents that we have filed as exhibits to this prospectus and incorporated by reference herein completely and with the understanding that our actual future results may be materially different from the plans, intentions and expectations disclosed in the forward-looking statements we make. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity or performance. The forward-looking statements contained in this prospectus are made as of the date of this prospectus and we do not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

You should also consider carefully the statements set forth in the sections titled “Risk Factors” or elsewhere in this prospectus and in the documents incorporated or deemed incorporated herein or therein by reference, which address various factors that could cause results or events to differ from those described in the forward-looking statements.  All subsequent written and oral forward-looking statements attributable to us or to persons acting on our behalf are expressly qualified in their entirety by the applicable cautionary statements.  We have no plans to update these forward-looking statements.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of Common Stock by the selling shareholders named in this prospectus, and the selling shareholders will receive all of the proceeds from this offering.

We may receive up to approximately $12.66 million in aggregate gross proceeds from cash exercises of the Warrants, based on the per share exercise price of the Warrants. Any proceeds we receive from the exercise of the Warrants will be used for working capital and general corporate purposes, including in connection with our activities related to our sponsorship of the SPACs, as described above. The holders of the Warrants are not obligated to exercise their Warrants, and we cannot predict whether holders of the Warrants will choose to exercise all or any of their Warrants.

SELLING SHAREHOLDERS

This prospectus relates to the sale or other disposition of up to 15,423,200 shares of our Common Stock and shares of Common Stock issuable to the selling shareholders upon exercise of the Warrants by the selling shareholders named below, and their donees, pledgees, transferees or other successors-in-interest selling shares of Common Stock or interests in shares of Common Stock received after the date of this prospectus from a selling shareholder as a gift, pledge, partnership distribution or other transfer.  The shares of Common Stock covered hereby were issued by us in the Offering.  See “The Offering” beginning on page 7 of this prospectus.

The table below sets forth information as of September 14, 2021, to our knowledge, for the selling shareholders and other information regarding the beneficial ownership (as determined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of the shares of Common Stock held by the selling shareholders.  The second column lists the number of shares of Common Stock and percentage beneficially owned by the selling shareholders as of September 14, 2021.  The third column lists the maximum number of shares of Common Stock that may be sold or otherwise disposed of by the selling shareholders pursuant to the registration statement of which this prospectus forms a part.  The selling shareholders may sell or otherwise dispose of some, all or none of their shares.  Pursuant to Rules 13d-3 and 13d-5 of the Exchange Act, beneficial ownership includes any shares of our Common Stock as to which a shareholder has sole or shared voting power or investment power, and also any shares of our Common Stock which the shareholder has the right to acquire within 60 days of September 14, 2021.  The percentage of beneficial ownership for the selling shareholders is based on 28,713,099 shares of our Common Stock outstanding as of September 14, 2021 and the number of shares of our Common Stock issuable upon exercise or conversion of convertible securities that are currently exercisable or convertible or are exercisable or convertible within 60 days of September 14, 2021 beneficially owned by the applicable selling shareholder.  Except as described below, to our knowledge, none of the selling shareholders has been an officer or director of ours or of our affiliates within the past three years or has any material relationship with us or our affiliates within the past three years.  Our knowledge is based on information provided by the selling shareholders in connection with the filing of this prospectus.

The shares of Common Stock being covered hereby may be sold or otherwise disposed of from time to time during the period the registration statement of which this prospectus is a part remains effective, by or for the account of the selling shareholders.  After the date of effectiveness of such registration statement, the selling shareholders may sell or transfer, in transactions covered by this prospectus or in transactions exempt from the registration requirements of the Securities Act, some or all of their Common Stock.

Information about the selling shareholders may change over time.  Any changed information will be set forth in an amendment to the registration statement or supplement to this prospectus, to the extent required by law.

	Shares of Common Stock Beneficially Owned Prior to this Offering		Number of Shares of Common Stock Being Offered Hereby	Shares of Common Stock Beneficially Owned After this Offering
Selling Shareholder	Number (1)	% (2)		Number (3)	% (3)
Armistice Capital Master Fund Ltd.(4)	19,995,475	41.1	15,047,022	4,948,453	11.2%

A.G.P./Alliance Global Partners(5)	327,147	1.1	131,661	195,486	*

David Bocchi(6)(7)	136,872	*	56,426	80,446	*

Alex Barrientos(6)(8)	143,538	*	56,426	87,112	*

David Birenbaum(6)(9)	30,656	*	12,226	18,430	*

Zachary Hirsch(6)(10)	10,636	*	2,821	7,815	*

Emanuel Cohen(6)(11)	5,229	*	1,881	3,348	*

Carmelo Cataudella(6)(12)	5,229	*	1,881	3,348	*

Harry Ioannou(6)(13)	92,399	*	36,113	56,286	*

George Anagnostou(6)(14)	87,066	*	36,113	50,953	*

Zachary Grodko(6)(15)	18,694	*	7,524	11,170	*

James Tang(6)(16)	18,694	*	7,524	11,170	*

Keith Donofrio(6)(17)	40,196	*	16,177	24,019	*

Thomas Higgins(6)(18)	12,354	*	5,643	6,711	*

Kevin Oleskewicz(6)(19)	5,999	*	3,762	2,237	*

*Less than one percent

(1)	The shares of Common Stock underlying the Warrants are convertible or exercisable within 60 days of September 14, 2021.

(2)	Based on a denominator equal to the sum of (i) 28,713,099 shares of our Common Stock outstanding on September 14, 2021, and (ii) the number of shares of our Common Stock issuable upon exercise or conversion of convertible securities that are currently exercisable or convertible or are exercisable or convertible within 60 days of September 14, 2021 beneficially owned by the applicable selling shareholder.

(3)	Assumes that (i) all of the shares of common stock to be registered by the registration statement of which this prospectus is a part are sold in this offering and (ii) the selling shareholders do not acquire additional shares of our common stock after the date of this prospectus and prior to completion of this offering. The percentage of beneficial ownership after the offering is based on 44,136,299 shares of Common Stock, consisting of (a) 28,713,099 shares of our Common Stock outstanding on September 14, 2021, and (b) the 15,423,200 shares of our Common Stock underlying the Warrants offered under this prospectus. The number of shares listed do not take into account any limitations on exercise of the Warrants.

(4)	The shares reflected as beneficially owned by Armistice Capital Master Fund in the table above consist of (i) 4,948,453 shares of common stock that may be purchased pursuant to the exercise of warrants in connection with its role in the May 2021 Private Placement within 60 days of September 14, 2021, (ii) 2,850,000 shares of common stock, (iii) 4,673,511 shares of common stock that may be purchased pursuant to the exercise of Pre-funded Warrants within 60 days of September 14, 2021 and (iv) 7,523,511 shares of common stock that may be purchased pursuant to the exercise of Common Warrants within 60 days of September 14, 2021.

(5)	The shares reflected as beneficially owned by A.G.P./Alliance Global Partners (“A.G.P.”) in the table above consist of (i) 131,661 shares of common stock that may be purchased pursuant to the exercise of Placement Agent Warrants within 60 days of September 14, 2021, (ii) 86,598 shares of common stock that may be purchased pursuant to the exercise of May Placement Agent Warrants within 60 days of September 14, 2021 and (iii) 108,888 shares of common stock that may be purchased pursuant to the exercise of warrants issued to A.G.P. in connection with its role as underwriter in previous public offerings for the Company (the “Underwriter Warrants”) within 60 days of September 14, 2021.

(6)	The selling stockholder is an employee of A.G.P./Alliance Global Partners, which is a registered broker-dealer that acted as our placement agent in the Offering.

(7)	The shares reflected as beneficially owned by David Bocchi in the table above consist of (i) 56,246 shares of common stock that may be purchased pursuant to the exercise of Placement Agent Warrants within 60 days of September 14, 2021, (ii) 37,113 shares of common stock that may be purchased pursuant to the exercise of May Placement Agent Warrants within 60 days of September 14, 2021 and (iii) 43,333 shares of common stock that may be purchased pursuant to the exercise of Underwriter Warrants within 60 days of September 14, 2021.

(8)	The shares reflected as beneficially owned by Alex Barrientos in the table above consist of (i) 56,426 shares of common stock that may be purchased pursuant to the exercise of Placement Agent Warrants within 60 days of September 14, 2021, (ii) 37,113 shares of common stock that may be purchased pursuant to the exercise of May Placement Agent Warrants within 60 days of September 14, 2021 and (iii) 49,999 shares of common stock that may be purchased pursuant to the exercise of Underwriter Warrants within 60 days of September 14, 2021.

(9)	The shares reflected as beneficially owned by David Birenbaum in the table above consist of (i) 12,226 shares of common stock that may be purchased pursuant to the exercise of Placement Agent Warrants within 60 days of September 14, 2021, (ii) 8,041 shares of common stock that may be purchased pursuant to the exercise of May Placement Agent Warrants within 60 days of September 14, 2021 and (iii) 10,389 shares of common stock that may be purchased pursuant to the exercise of Underwriter Warrants within 60 days of September 14, 2021.

(10)	The shares reflected as beneficially owned by Zachary Hirsch in the table above consist of (i) 2,821 shares of common stock that may be purchased pursuant to the exercise of Placement Agent Warrants within 60 days of September 14, 2021, (ii) 3,093 shares of common stock that may be purchased pursuant to the exercise of May Placement Agent Warrants within 60 days of September 14, 2021 and (iii) 4,722 shares of common stock that may be purchased pursuant to the exercise of Underwriter Warrants within 60 days of September 14, 2021.

(11)	The shares reflected as beneficially owned by Emanuel Cohen in the table above consist of (i) 1,881 shares of common stock that may be purchased pursuant to the exercise of Placement Agent Warrants within 60 days of September 14, 2021, (ii) 1,237 shares of common stock that may be purchased pursuant to the exercise of May Placement Agent Warrants within 60 days of September 14, 2021 and (iii) 2,111 shares of common stock that may be purchased pursuant to the exercise of Underwriter Warrants within 60 days of September 14, 2021.

(12)	The shares reflected as beneficially owned by Carmelo Cataudella in the table above consist of (i) 1,881 shares of common stock that may be purchased pursuant to the exercise of Placement Agent Warrants within 60 days of September 14, 2021, (ii) 1,237 shares of common stock that may be purchased pursuant to the exercise of May Placement Agent Warrants within 60 days of September 14, 2021 and (iii) 2,111 shares of common stock that may be purchased pursuant to the exercise of Underwriter Warrants within 60 days of September 14, 2021.

(13)	The shares reflected as beneficially owned by Harry Ioannou in the table above consist of (i) 36,113 shares of common stock that may be purchased pursuant to the exercise of Placement Agent Warrants within 60 days of September 14, 2021, (ii) 23,753 shares of common stock that may be purchased pursuant to the exercise of May Placement Agent Warrants within 60 days of September 14, 2021 and (iii) 32,533 shares of common stock that may be purchased pursuant to the exercise of Underwriter Warrants within 60 days of September 14, 2021.

(14)	The shares reflected as beneficially owned by George Anagnostou in the table above consist of (i) 36,113 shares of common stock that may be purchased pursuant to the exercise of Placement Agent Warrants within 60 days of September 14, 202, (ii) 23,753 shares of common stock that may be purchased pursuant to the exercise of May Placement Agent Warrants within 60 days of September 14, 2021 and (iii) 27,200 shares of common stock that may be purchased pursuant to the exercise of Underwriter Warrants within 60 days of September 14, 2021.

(15)	The shares reflected as beneficially owned by Zachary Grodko in the table above consist of (i) 7,524 shares of common stock that may be purchased pursuant to the exercise of Placement Agent Warrants within 60 days of September 14, 2021, (ii) 4,948 shares of common stock that may be purchased pursuant to the exercise of May Placement Agent Warrants within 60 days of September 14, 2021 and (iii) 6,222 shares of common stock that may be purchased pursuant to the exercise of Underwriter Warrants within 60 days of September 14, 2021.

(16)	The shares reflected as beneficially owned by James Tang in the table above consist of (i) 7,524 shares of common stock that may be purchased pursuant to the exercise of Placement Agent Warrants within 60 days of September 14, 2021, (ii) 4,948 shares of common stock that may be purchased pursuant to the exercise of May Placement Agent Warrants within 60 days of September 14, 2021 and (iii) 6,222 shares of common stock that may be purchased pursuant to the exercise of Underwriter Warrants within 60 days of September 14, 2021.

(17)	The shares reflected as beneficially owned by Keith Donofrio in the table above consist of (i) 16,177 shares of common stock that may be purchased pursuant to the exercise of Placement Agent Warrants within 60 days of September 14, 2021, (ii) 10,640 shares of common stock that may be purchased pursuant to the exercise of May Placement Agent Warrants within 60 days of September 14, 2021 and (iii) 13,379 shares of common stock that may be purchased pursuant to the exercise of Underwriter Warrants within 60 days of September 14, 2021.

(18)	The shares reflected as beneficially owned by Thomas Higgins in the table above consist of (i) 5,643 shares of common stock that may be purchased pursuant to the exercise of Placement Agent Warrants within 60 days of September 14, 2021, (ii) 3,711 shares of common stock that may be purchased pursuant to the exercise of May Placement Agent Warrants within 60 days of September 14, 2021 and (iii) 3,000 shares of common stock that may be purchased pursuant to the exercise of Underwriter Warrants within 60 days of September 14, 2021.

(19)	The shares reflected as beneficially owned by Kevin Oleskewicz in the table above consist of (i) 3,762 shares of common stock that may be purchased pursuant to the exercise of Placement Agent Warrants within 60 days of September 14, 2021, (ii) 1,237 shares of common stock that may be purchased pursuant to the exercise of May Placement Agent Warrants within 60 days of September 14, 2021 and (iii) 1,000 shares of common stock that may be purchased pursuant to the exercise of Underwriter Warrants within 60 days of September 14, 2021.

PLAN OF DISTRIBUTION

Each selling shareholder of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on The Nasdaq Capital Market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling shareholder may use any one or more of the following methods when selling securities:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales;

•	in transactions through broker-dealers that agree with the selling shareholders to sell a specified number of such securities at a stipulated price per security;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The selling shareholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker-dealers engaged by the selling shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the securities or interests therein, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling shareholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling shareholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling shareholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the selling shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to use commercially reasonable best efforts to keep this registration statement effective at all times until the Investor no longer owns any shares of Common Stock, Warrants or shares of Common Stock issuable upon the exercise of the Warrants.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the Common Stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the Common Stock by the selling shareholders or any other person. We will make copies of this prospectus available to the selling shareholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

The validity of the shares of Common Stock offered in this prospectus has been passed upon for us by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., New York, New York.

EXPERTS

Our consolidated financial statements incorporated in this Prospectus by reference from our 2020 Annual Report on Form 10-K have been audited by Marcum LLP, an independent registered public accounting firm, as set forth in their report, which is incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are subject to the information requirements of the Exchange Act and we therefore file periodic reports, proxy statements and other information with the SEC relating to our business, financial statements and other matters.  The reports, proxy statements and other information we file may be inspected and copied at prescribed rates at the SEC's Public Reference Room located at 100 F Street, N.E., Washington, D.C.  20549.  You may obtain information on the operation of the SEC's Public Reference Room by calling the SEC at 1-800-SEC-0330.  The SEC also maintains a website that contains reports, proxy and information statements and other information regarding issuers like us that file electronically with the SEC.  The address of the SEC's website is http://www.sec.gov.

This prospectus constitutes part of a registration statement filed under the Securities Act with respect to the shares of Common Stock covered hereby.  As permitted by the SEC's rules, this prospectus omits some of the information, exhibits and undertakings included in the registration statement.  You may read and copy the information omitted from this prospectus but contained in the registration statement, as well as the periodic reports and other information we file with the SEC, at the public reference room and website of the SEC referred to above.  You may also access our filings with the SEC on our website, which is located at http://www.shiftpixy.com/.  The information contained on our website is not part of this prospectus.

Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance we refer you to the copy of the contract or other document filed or incorporated by reference as an exhibit to the registration statement or as an exhibit to our Exchange Act filings, each such statement being qualified in all respects by such reference.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to another document that we have filed separately with the SEC. You should read the information incorporated by reference because it is an important part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus, while information that we file later with the SEC will automatically update and supersede the information in this prospectus. We incorporate by reference into this prospectus and the registration statement of which this prospectus is a part the information or documents listed below that we have filed with the SEC (Commission File No. 001-33958):

•	The information specifically incorporated by reference into our Annual Report on Form 10-K from our Definitive Proxy Statement on Schedule 14A filed with the SEC on February 9, 2021;

•	our Annual Report on Form 10-K for the year ended August 31, 2020, filed with the SEC on November 30, 2020, as amended by our Annual Report on Form 10-K/A filed with the SEC on January 12, 2021;

•	our Quarterly Reports on Form 10-Q for the quarter ended November 30, 2020, filed with the SEC on January 14, 2021, for the quarter ended February 28, 2021, filed with the SEC on April 14, 2021, and for the quarter ended May 31, 2021, filed with the SEC on July 15, 2021;

•	our Current Reports on Form 8-K, filed with the SEC on October 14, 2020, April 1, 2021, May 17, 2021, June 4, 2021, July 1, 2021, August 18, 2021 and September 2, 2021; and

•	the description of our Common Stock set forth in our registration statement on Form 8-A, filed with the SEC on November 28, 2016, including any further amendments thereto or reports filed for the purposes of updating this description.

We also incorporate by reference any future filings (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items unless such Form 8-K expressly provides to the contrary) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including those made after the date of the initial filing of the registration statement of which this prospectus is a part and prior to effectiveness of such registration statement, until we file a post-effective amendment that indicates the termination of the offering of the Common Stock made by this prospectus and will become a part of this prospectus from the date that such documents are filed with the SEC. Information in such future filings updates and supplements the information provided in this prospectus. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.

We will furnish without charge to each person, including any beneficial owner, to whom a prospectus is delivered, upon written or oral request, a copy of any or all of the documents incorporated by reference into this prospectus but not delivered with the prospectus, including exhibits that are specifically incorporated by reference into such documents. You should direct any requests for documents to ShiftPixy Inc., Attention: Corporate Secretary, 501 Brickell Key Drive, Suite 300, Miami, FL 33131. Our phone number is (888) 798-9100.

You should rely only on information contained in, or incorporated by reference into, this prospectus and any prospectus supplement. We have not authorized anyone to provide you with information different from that contained in this prospectus or incorporated by reference into this prospectus. We are not making offers to sell the securities in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

The following table sets forth all costs and expenses payable by the Registrant, in connection with the sale of the securities being registered under this registration statement.  All amounts shown are estimates except for the Securities and Exchange Commission, or SEC, registration fee.

Amount
SEC registration fee	$2,120.16
Legal fees and expenses	$25,000.00
Accounting fees and expenses	$10,000.00
Total	$37,120.16

Item 15.  Indemnification of Directors and Officers.

Sections 17-16-851 through -856 of the Wyoming Statutes (the “Applicable Statutes”) provide that directors and officers of Wyoming corporations may, under certain circumstances, be indemnified against expenses (including attorneys’ fees) and other liabilities actually and reasonably incurred by them as a result of any suit brought against them in their capacity as a director or officer, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. The Applicable Statutes also provide that directors and officers may also be indemnified against expenses (including attorneys’ fees) incurred by them in connection with a derivative suit if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made without court approval if such person was adjudged liable to the corporation.

Further, Article V of our articles of incorporation, as amended, also provides as follows regarding our indemnification of our directors, officers, employees and agents:

“[t]o the fullest extent permitted by the Wyoming Business Corporation Act or any other applicable law as now in effect or as it may hereafter be amended, no person who is or was a director of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability for (A) the amount of financial benefit received by a director to which he or she is not entitled; (B) an intentional infliction of harm on the Corporation or the Shareholders; (C) a violation of Section 17-16-833 of the Wyoming Business Corporation Act; or (D) an intentional violation of criminal law. If the Wyoming Business Corporation Act is amended after the effective date of this Amendment to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Wyoming Business Corporation Act, as so amended.

The Corporation shall indemnify to the fullest extent permitted by the Wyoming Business Corporation Act, as the same may be amended and supplemented from time to time, any and all persons whom it shall have power to indemnify under the Wyoming Business Corporation Act. The indemnification provided for herein shall not be exclusive of any other rights to which those seeking indemnification may be entitled as a matter of law under any Bylaw, agreement, vote of shareholders or disinterested directors of the Corporation, or otherwise, both as to action in such indemnified person’s official capacity and as to action in another capacity while serving as a director, officer, employee, or agent of the Corporation, and shall continue as to a person who has ceased to be a director, officer, employee, or agent of the Corporation, and shall inure to the benefit of the heirs, executors and administrators of such person.

Any repeal or modification of this Article V or amendment to the Wyoming Business Corporation Act shall not adversely affect any right or protection of a director, officer, agent, or other person existing at the time of or increase the liability of any director, officer, agent, or other person of the Corporation with respect to any acts or omissions of such director, officer, or agent occurring prior to, such repeal, modification, or amendment.

The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent to another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against liability under the provisions of this Article V.”

Further, Article XIV of our Bylaws also provides as follows regarding our indemnification of our directors, officers, employees and agents:

“The corporation shall indemnify any person acting on its behalf in accord with the law of Wyoming. The indemnification provided hereby shall not be deemed exclusive of any other right to which anyone seeking indemnification thereunder may be entitled under any bylaw, agreement, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office. The corporation may purchase and maintain insurance on the behalf of any Director, officer, agent, employee or former Director or officer or other person, against any liability asserted against them and incurred by him.”

Item 16.  Exhibits.

EXHIBIT LIST

Exhibit Number	Description

4.1	Form of Warrant (incorporated by reference to Exhibit 4.1 to our Current Report on Form 8-K, filed on September 2, 2021).

4.2	Form of Pre-funded Warrant (incorporated by reference to Exhibit 4.2 to our Current Report on Form 8-K, filed on September 2, 2021).

5.1*	Opinion of Bailey, Stock, Harmon, Cottam, Lopez LLP.

10.1	Securities Purchase Agreement, dated August 31, 2021, by and among the Company and the Investor (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K, filed on September 2, 2021).

23.1*	Consent of Marcum, LLP, Independent Registered Public Accounting Firm.

23.2*	Consent of Bailey, Stock, Harmon, Cottam, Lopez LLP (contained in Exhibit 5.1 hereto).

24.1*	Powers of Attorney (included in the signature page of this registration statement).

* Filed herewith.

Item 17.  Undertakings.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (ii), and (iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of these securities at that time shall be deemed to be the initial bona fide offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of Miami, Florida, on this September 17, 2021.

ShiftPixy, Inc.

By:	/s/ Scott W. Absher
Name:	Scott W. Absher
Title:	Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned officers and directors of ShiftPixy, Inc., hereby severally constitute and appoint Scott W. Absher, Domonic J. Carney and Robert S. Gans, and each of them singly, as our true and lawful attorneys, with full power to them, and to each of them singly, to sign for us and in our names in the capacities indicated below, the registration statement on Form S-3 filed herewith, and any and all pre-effective and post-effective amendments to said registration statement, and any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, in connection with the registration under the Securities Act of 1933, as amended, of equity securities of the Company, and to file or cause to be filed the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as each of us might or could do in person, and hereby ratifying and confirming all that said attorneys, and each of them, or their substitute or substitutes, shall do or cause to be done by virtue of this Power of Attorney.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-3 has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Scott W. Absher	Chief Executive Officer and Director (Principal Executive Officer)	September 17, 2021
Scott W. Absher

/s/ Domonic Carney	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	September 17, 2021
Domonic Carney

/s/ Kenneth Weaver	Director	September 17, 2021
Kenneth Weaver

/s/ Whitney White	Director	September 17, 2021
Whitney White

/s/ Christopher Sebes	Director	September 17, 2021
Christopher Sebes

/s/ Amanda Murphy	Director	September 17, 2021
Amanda Murphy